UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 31, 2012

Molycorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 843-8040

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On January 31, 2012, Molycorp, Inc. (the “Company”) and Molibdenos y Metales S.A. (“Molymet”) entered into a securities purchase agreement (the “Agreement”) pursuant to which Molymet has agreed to purchase 12.5 million shares (the “Investment Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), at a purchase price of $31.218 per share, which amount was determined based on the average daily volume weighted average price of the Common Stock on The New York Stock Exchange for the 20 consecutive trading days immediately preceding the date of the Agreement, plus a 10% premium.

Pursuant to the Agreement, the Company has agreed to increase the size of its Board of Directors, and Molymet has the right to nominate a member of the Company’s Board of Directors to serve as a Class II director of the Company (i) effective as of the closing of the transaction (the “Closing”) and (ii) at every annual meeting of the stockholders of the Company in which Class II directors are generally elected, for so long as Molymet and its affiliates beneficially own, during the period from the Closing until the three-year anniversary thereof, at least 50% of the number of Investment Shares acquired pursuant to the Agreement, and, from and after the three-year anniversary of the Closing, at least five percent of the aggregate shares of Common Stock then outstanding.  Additionally, the Agreement provides Molymet with three demand registration rights for the Investment Shares.

The Agreement imposes certain restrictions on Molymet’s ability to transfer the Investment Shares.  In addition, Molymet is restricted from, among other matters, acquiring more than 19.9% of the total number of shares of Common Stock then outstanding during the two years following the Closing Date.

The Closing is subject to the satisfaction of certain customary closing conditions, including the receipt of certain governmental regulatory approvals.

Item 3.02.     Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Agreement is incorporated herein by reference.  The issuance of the Investment Shares is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof because such issuance does not involve a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

By:	/s/ James S. Allen
	Name:	James S. Allen
	Title:	Chief Financial Officer and Treasurer

Date:  February 2, 2012